Exhibit 5

J. M. Walker & Associates

Attorneys at Law

7841 South Garfield Way

Centennial, CO 80122

jmwalker85@earthlink.net

Telephone: 303-850-7637                         Facsimile: 303-482-2731

January 30, 2013

Velatel Global Communications, Inc.

Re: Opinion of Counsel - Registration Statement on Form S-1

Gentleman:

I have acted as counsel to Velatel Global Communications, Inc. in connection with the preparation and filing of a registration statement on Form S-1.  The registration statement covers the registration under the Securities Act of 1933 of 32,000,000 Series A common shares to be issued upon conversion of Series B preferred shares on behalf of the selling shareholder.   I have examined the registration statement, the articles of incorporation and bylaws, as amended, and minutes of meetings of its board of directors, as well as all other documents necessary to render an opinion.

Based upon the foregoing, and assuming that Velatel Global Communications, Inc. will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states or foreign jurisdictions in which Series A common shares may be sold, I am of the opinion that the 32,000,000 Series A common shares will be, when issued upon conversion and subsequently sold, validly issued, fully paid and nonassessable.

This opinion opines upon Colorado law, including the Colorado Constitution, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.

This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based on my knowledge of the law and facts as of the date of the registration statement’s effectiveness.

This opinion does not address or relate to any specific state securities laws. I assume no duty to communicate with the registrant in respect to any matter that comes to my attention after the date of effectiveness of the registration statement.

CONSENT

I consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus that is made a part of the registration statement.

Very truly yours,

J. M. Walker & Associates

Attorneys At Law

By:

/s/ Jody M. Walker

Jody M. Walker